EXHIBIT 10.9

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into this 31st day of December, 2019, by and between CoreLogic, Inc., a Delaware corporation (the “Company”), and Francis Aaron Henry (the “Executive”).

RECITALS

THE PARTIES ENTER THIS AGREEMENT on the basis of the following facts, understandings and intentions:

A.  The Company desires that the Executive be employed by the Company to carry out the duties and responsibilities described below, all on the terms and conditions hereinafter set forth, effective as of November 4, 2019 (the “Effective Date”).

B.  The Executive desires to accept such employment on such terms and conditions.

AGREEMENT

NOW, THEREFORE, in consideration of the above recitals incorporated herein and the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties agree as follows:

1.             Retention and Duties.

1.1
Retention.  The Company does hereby hire, engage and employ the Executive for the Period of Employment (as such term is defined in Section 2) on the terms and conditions expressly set forth in this Agreement.  The Executive does hereby accept and agree to such hiring, engagement and employment, on the terms and conditions expressly set forth in this Agreement.

1.2
Duties.  During the Period of Employment, the Executive shall serve the Company as its Chief Legal Officer and Corporate Secretary and shall have such other duties and responsibilities as the Chief Executive Officer of the Company (the “CEO”) shall determine from time to time.  The Executive shall be subject to the corporate policies of the Company as they are in effect from time to time throughout the Period of Employment (including, without limitation, the Company’s Code of Conduct, as it may change from time to time).  During the Period of Employment, the Executive shall report solely to the CEO.

1.3
No Other Employment; Minimum Time Commitment.  During the Period of Employment, the Executive shall (i) devote substantially all of the Executive’s business time, energy and skill to the performance of the Executive’s duties for the Company, (ii) perform such duties in a faithful, effective and efficient manner to the best of his abilities, and (iii) hold no other employment.  The Executive’s service on the boards of directors (or similar body) of other business entities is subject to the approval of the CEO or the Company’s Board of Directors (the “Board”).  The Company shall have the right to require the Executive to resign from any board or similar body (including, without limitation, any association, corporate, civic or charitable board or similar body) which he may then serve if the Board reasonably determines that the Executive’s service on such board or body interferes with the effective discharge of the Executive’s duties and responsibilities to the Company or that any business related to such service is then in competition with any business of the Company or any of its affiliates, successors or assigns.

EXHIBIT 10.9

1.4
No Breach of Contract.  The Executive hereby represents to the Company and agrees that: (i) the execution and delivery of this Agreement by the Executive and the Company and the performance by the Executive of the Executive’s duties hereunder do not and shall not constitute a breach of, conflict with, or otherwise contravene or cause a default under, the terms of any other agreement or policy to which the Executive is a party or otherwise bound or any judgment, order or decree to which the Executive is subject; (ii) the Executive will not enter into any new agreement that would or reasonably could contravene or cause a default by the Executive under this Agreement; (iii) the Executive has no information (including, without limitation, confidential information and trade secrets) relating to any other Person (as such term is defined in Section 5.5) which would prevent, or be violated by, the Executive entering into this Agreement or carrying out his duties hereunder; (iv) the Executive is not bound by any employment, consulting, non-compete, confidentiality, trade secret or similar agreement (other than this Agreement and the Confidentiality Agreement) with any other Person; (v) to the extent the Executive has any confidential or similar information that he is not free to disclose to the Company, he will not disclose such information to the extent such disclosure would violate applicable law or any other agreement or policy to which the Executive is a party or by which the Executive is otherwise bound; and (vi) the Executive understands the Company will rely upon the accuracy and truth of the representations and warranties of the Executive set forth herein and the Executive consents to such reliance.

1.5
Location.  The Executive’s principal place of employment shall be the Company’s principal executive office as it may be located from time to time.  The Executive agrees that he will be regularly present at that office.  The Executive acknowledges that he will be required to travel from time to time in the course of performing his duties for the Company.

1.6
Confidentiality Agreement.  In connection with entering into this Agreement, the Executive has executed and delivered to the Company a Confidential Information and Inventions Agreement (as it may be amended from time to time and together with any similar successor agreement, the “Confidentiality Agreement”).  The Executive agrees to abide by the Confidentiality Agreement.

2.
Period of Employment.  The “Period of Employment” shall commence on the Effective Date and shall end at the close of business on December 31, 2020 (the “Termination Date”); provided, however, that this Agreement shall be automatically renewed, and the Period of Employment shall be automatically extended for one (1) additional year on the Termination Date and each anniversary of the Termination Date thereafter, unless either party gives written notice at least sixty (60) days prior to the expiration of the Period of Employment (including any renewal thereof) of such party’s desire to terminate the Period of Employment (such notice to be delivered in accordance with Section 18).  The term “Period of Employment” shall include any extension thereof pursuant to the preceding sentence. Provision of notice that the Period of Employment shall not be extended or further extended, as the case may be, shall not constitute a breach of this Agreement and shall not give rise to an obligation to pay severance benefits pursuant to Section 5.3(b). Notwithstanding the foregoing, the Period of Employment is subject to earlier termination as provided below in this Agreement.

3.             Compensation.

3.1
Base Salary.  The Executive’s base salary (the “Base Salary”) shall be paid in accordance with the Company’s regular payroll practices in effect from time to time, but not less frequently than in monthly installments.  The Executive’s initial Base Salary shall be at an annualized rate of Four Hundred Seventy-Five Dollars ($475,000).  The Company will review the Executive’s Base Salary at least annually and may increase the Executive’s Base Salary from the rate then in effect based on such review.

3.2
Annual Performance Bonus.  For each fiscal year of the Company that ends during the Period of Employment, the Executive shall be eligible to receive an annual incentive bonus (“Incentive Bonus”) in an amount to be determined by the Company’s Compensation Committee in its sole discretion, based on the performance objectives established for that particular period and subject to the terms and conditions of any applicable bonus plan. Subject to the Compensation Committee’s discretion to determine the final bonus amount each year, the Executive’s target annual incentive bonus amount is One Hundred Percent (100%) of the Executive’s Base Salary, with a range of 0 to 200%. Incentive Bonus awards at target performance are determined annually based on Company performance targets and market data for similarly situated executives at peer companies.

EXHIBIT 10.9

3.3
Long Term Incentives.  The Executive shall also be eligible to receive long-term incentive awards annually in an amount to be determined by the Company’s Compensation Committee in its sole discretion (“LTI Awards”).  Subject to the Compensation Committee’s discretion to determine the annual LTI Award each year, the Executive’s target annual LTI Award is Two Hundred Percent 200% of the Executive’s Base Salary. LTI Awards at target performance are determined annually based on Company performance goals and market data for similarly situated executives at peer companies, in the form of a mix of equity vehicles, including but not limited to Performance Based Restricted Stock Units (“PBRSUs”) and Time-Vested Restricted Stock Units (“RSUs”).

  4.             Benefits.

4.1
Retirement, Welfare and Fringe Benefits.  During the Period of Employment, the Executive shall be entitled to participate in all employee pension and welfare benefit plans and programs, and fringe benefit plans and programs, made available by the Company to the Company’s employees generally, in accordance with the eligibility and participation provisions of such plans and as such plans or programs may be in effect from time to time.

4.2
Reimbursement of Business Expenses.  The Executive is authorized to incur reasonable expenses in carrying out the Executive’s duties for the Company under this Agreement and shall be entitled to reimbursement for all reasonable business expenses the Executive incurs during the Period of Employment in connection with carrying out the Executive’s duties for the Company, subject to the Company’s expense reimbursement policies and any pre-approval policies in effect from time to time.  The Executive agrees to promptly submit and document any reimbursable expenses in accordance with the Company’s expense reimbursement policies to facilitate the timely reimbursement of such expenses.

4.3	Paid Time Off. During the Period of Employment, the Executive will be covered by the Company’s Executive Paid Time Off Policy as in effect from time to time.

5.             Termination.

5.1
Termination by the Company.  The Executive’s employment with the Company, and the Period of Employment, may be terminated at any time by the Company: (i) with Cause (as such term is defined in Section 5.5), or (ii) without Cause, or (iii) in the event of the Executive’s death, or (iv) in the event that the Board determines in good faith that the Executive has a Disability (as such term is defined in Section 5.5).

5.2
Termination by the Executive. The Executive’s employment with the Company, and the Period of Employment, may be terminated by the Executive with no less than thirty (30) days advance written notice to the Company (such notice to be delivered in accordance with Section 18).

5.3
Benefits upon Termination.  If the Executive’s employment by the Company is terminated during the Period of Employment for any reason by the Company or by the Executive, or upon or following the expiration of the Period of Employment (in any case, the date that the Executive’s employment by the Company terminates is referred to as the “Severance Date”), the Company shall have no further obligation to make or provide to the Executive, and the Executive shall have no further right to receive or obtain from the Company, any payments or benefits except as follows:

(a)           The Company shall pay the Executive (or, in the event of his death, the Executive’s estate) any Accrued Obligations (as such term is defined in Section 5.5);

(b)           If, during the Period of Employment and prior to the date on which a Change in Control (as defined in Section 5.5) occurs, the Executive’s employment with the Company terminates as a result of an Involuntary Termination (as such term is defined in Section 5.5), the Executive shall be entitled to the following benefits:

(i)           The Company shall pay the Executive (in addition to the Accrued Obligations), subject to tax withholding and other authorized deductions, an amount equal to One (1) (the “Applicable Multiple”) times the sum of (x) the Executive’s Base Salary at the annualized rate in effect on the Severance Date plus (y) the target annual Incentive Bonus amount for the Executive as established by the Company and as in effect on the Severance Date (the “Severance Benefit.”)  In the seventh (7th) month following the month in which the Executive’s Separation from Service (as such term is defined in Section 5.5) occurs, the Company shall pay the Executive a fraction of the

EXHIBIT 10.9

aggregate Severance Benefit, where the numerator of such fraction is seven (7) and the denominator of such fraction is the Number of Severance Months.  For purposes of this Agreement, the “Number of Severance Months” equals twelve (12) multiplied by the Applicable Multiple.  For each month thereafter, commencing with the eighth (8th) month following the month in which the Executive’s Separation from Service occurs and continuing through and ending with the month which is the Number of Severance Months following the month in which the Executive’s Separation from Service occurs, the Company shall pay the Executive a fraction of the aggregate Severance Benefit, where the numerator of such fraction is one (1) and the denominator of such fraction is the Number of Severance Months.  Any fractional payment shall be rounded down to the nearest whole cent.

(ii)           The Company will pay or reimburse the Executive for his premiums charged to continue medical coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), at the same or reasonably equivalent medical coverage for the Executive (and, if applicable, the Executive’s eligible dependents) as in effect immediately prior to the Severance Date, to the extent that the Executive elects such continued coverage; provided that the Company’s obligation to make any payment or reimbursement pursuant to this clause (ii) shall, subject to Section 21(b), commence with continuation coverage for the month following the month in which the Executive’s Separation from Service occurs and shall cease with continuation coverage for the twelfth (12th) month following the month in which the Executive’s Separation from Service occurs (or, if earlier, shall cease upon the first to occur of the Executive’s death, the date the Executive becomes eligible for coverage under the health plan of a future employer, or the date the Company ceases to offer group medical coverage to its active executive employees or the Company is otherwise under no obligation to offer COBRA continuation coverage to the Executive).  If the Company is not able to provide continuation coverage under COBRA for any month during the continuation period, the Company shall pay the Executive a cash payment equal to its portion of the applicable COBRA premiums on an after-tax basis, with such payment to be made in the same month for which the continuation coverage was otherwise to be provided  To the extent the Executive elects COBRA coverage, he shall notify the Company in writing of such election prior to such coverage taking effect and complete any other continuation coverage enrollment procedures the Company may then have in place;

(iii)           The Company shall promptly pay to the Executive any Incentive Bonus that would otherwise be paid to the Executive had his employment by the Company not terminated with respect to any fiscal year that ended before the Severance Date, to the extent not theretofore paid;

(iv)           At the time the Company pays bonuses with respect to the fiscal year in which the Severance Date occurs (and in all events not later than two and one-half months after the end of such fiscal year), the Company shall pay the Executive the Incentive Bonus that would otherwise have been paid to the Executive with respect to that fiscal year had his employment with the Company not terminated, multiplied by a fraction, the numerator of which is the total number of days in such fiscal year the Executive was employed with the Company and the denominator of which is the total number of days in such fiscal year.

(c)           If, during the Period of Employment, the Executive’s employment with the Company terminates as a result of the Executive’s death or Disability, the Company shall pay the Executive the amounts contemplated by Section 5.3(b)(iii) and (iv).

(d)           Notwithstanding the foregoing provisions of this Section 5.3, if the Executive breaches his obligations under Section 6 of this Agreement, or any obligation under the Confidentiality Agreement, at any time, from and after the date of such breach and not in any way in limitation of any right or remedy otherwise available to the Company, the Executive will no longer be entitled to, and the Company will no longer be obligated to pay, any remaining unpaid portion of the Severance Benefit or any remaining unpaid amount contemplated by Section 5.3(b)(iii), 5.3(b)(iv), or 5.3(c), or to any continued Company-paid or reimbursed coverage pursuant to Section 5.3(b)(ii); provided that, if the Executive provides the Release contemplated by Section 5.4, in no event shall the Executive be entitled to benefits pursuant to Section 5.3(b) or 5.3(c), as applicable, of less than $5,000 (or the amount of such benefits, if less than $5,000), which amount the parties agree is good and adequate consideration, in and of itself, for the Executive’s Release contemplated by Section 5.4.

(e)           The foregoing provisions of this Section 5.3 shall not affect: (i) the Executive’s receipt of benefits otherwise due terminated employees under group insurance coverage consistent with the terms of the applicable Company welfare benefit plan; (ii) the Executive’s rights under COBRA to continue participation in medical, dental, and hospitalization; or (iii) the Executive’s receipt of benefits otherwise due in accordance with the terms of the Company’s 401(k) plan (if any).

EXHIBIT 10.9

(f)           If a Change in Control occurs, Section 5.3 shall no longer apply as of the date of the Change in Control (other than to the extent Executive’s employment had already terminated prior to such date), and the Executive’s right to receive any severance benefits in connection with a termination of employment upon or after the date of such Change in Control shall be governed by the Change in Control Agreement (as defined in Section 5.5); provided, however, that if the Executive is entitled to any severance benefits under the Change in Control Agreement in connection with a Termination (as such term is defined in the Change in Control Agreement) that occurs within six (6) months prior to a Change in Control as provided in Section 5 of the Change in Control Agreement (a “Pre-CIC Termination”), then (i) any severance benefits otherwise payable to Executive pursuant to Section 6(a)(ii) and (iii) of the Change in Control Agreement shall be reduced on a dollar-for-dollar basis by the amount of any severance benefits Executive becomes entitled to in connection with such termination under Section 5.3(b)(i), (ii) any benefits due to the Executive pursuant to Section 6(b) of the Change in Control Agreement shall be reduced for the number of months (if any) the Executive was provided benefits under Section 5(b)(ii) and Section 5(b)(ii) shall cease to apply with the month in which the Change in Control occurs, and (iii) if the Executive is entitled in connection with such termination to the benefit provided for in Section 5(b)(iv), such provision shall apply and the Executive shall not be entitled to the benefit provided for in Section 6(a)(i) of the Change in Control Agreement.  By executing this Agreement, the Executive and the Company agree that the Change in Control Agreement is amended (i) as provided to effect the foregoing provisions of this Section 5(f), and (ii) if the Executive becomes entitled to cash severance as provided in Section 6(a) of the Change in Control Agreement (including cash severance pursuant to the Change in Control Agreement in connection with a Pre-CIC Termination), such cash severance shall be paid in installments in accordance with the schedule set forth in Section 5.3(b)(i) above (but determined applying the Applicable Multiple provided for in the Change in Control Agreement).  In addition, the parties hereby agree that if the Executive becomes entitled to payment by the Company of his COBRA premiums as provided in Section 6(b) of the Change in Control Agreement in connection with a Pre-CIC Termination and was not entitled to the benefit provided in Section 5(b)(iv) of this Agreement in connection with such a Pre-CIC Termination, such benefit under Section 6(b) of the Change in Control Agreement shall commence with the month following the month in which the Change in Control occurs.

5.4	Release; Exclusive Remedy.
(a)           This Section 5.4 shall apply notwithstanding anything else contained in this Agreement or any stock option or other equity-based award agreement to the contrary.  As a condition precedent to any Company obligation to the Executive pursuant to Section 5.3(b) or 5.3(c) or any other obligation to accelerate vesting of any equity-based award in connection with the termination of the Executive’s employment, the Executive shall, upon or promptly following his last day of employment with the Company (and in all events within twenty-one (21) days after his last day of employment with the Company), provide the Company with a valid, executed Release, and such Release shall have not been revoked by the Executive pursuant to any revocation rights afforded by applicable law.  For these purposes, “Release” means a written release agreement in substantially the form attached as Exhibit A to this Agreement, provided that the Company may make technical changes to such form and may revise such form to reflect changes in law, rules and regulations or otherwise to help ensure that the Release is maximally enforceable under applicable law.

(b)           The Executive agrees that the payments and benefits contemplated by Section 5.3 (and any applicable acceleration of vesting of an equity-based award in accordance with the terms of such award in connection with the termination of the Executive’s employment) shall constitute the exclusive and sole remedy for any termination of his employment and the Executive covenants not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment.  The Executive agrees to resign, on the Severance Date, as an officer and director of the Company and each of its subsidiaries, and as a fiduciary of any benefit plan of the Company or any of its subsidiaries, and to promptly execute and provide to the Company any further documentation, as requested by the Company, to confirm such resignation.

5.5	Certain Defined Terms.

(a)           As used herein, “Accrued Obligations” means:

(i)             any Base Salary that had accrued but had not been paid on or before the Severance Date; and

(ii)            any reimbursement due to the Executive pursuant to Section 4.2 for expenses reasonably incurred by the Executive on or before the Severance Date and documented and pre-approved, to the extent applicable, in accordance with the Company’s expense reimbursement policies in effect at the applicable time.

EXHIBIT 10.9

(b)           As used herein, “Cause” shall mean, as reasonably determined by the Board (excluding the Executive, if he is then a member of the Board) based on the information then known to it, that one or more of the following has occurred:

(i)             the Executive has committed a felony or any crime of moral turpitude (under the laws of the United States or any relevant state, or a similar crime or offense under the applicable laws of any relevant foreign jurisdiction);

(ii)            the Executive has engaged in acts of fraud, dishonesty or other acts of misconduct in the course of his duties hereunder;

(iii)           the Executive has willfully failed to perform or uphold his duties under this Agreement, has been negligent in performing such duties, and/or has willfully failed to comply with reasonable directives of the Board or any superior officer of the Company; or

 (iv)           the Executive has breached any Company policy applicable to the Executive, the Confidentiality Agreement, any provision of Section 6, and/or any other contract to which the Executive is a party to with the Company or any of its subsidiaries.

(c)           As used herein, “Change of Control” shall have the meaning given to such term in the Change in Control Agreement.

(d)           As used herein, “Change in Control Agreement” shall mean the Change in Control Agreement by and between the Executive and the Company dated December 31, 2019.

(e)           As used herein, “Disability” shall mean a physical or mental impairment which, as reasonably determined by the Board, renders the Executive unable to perform the essential functions of his employment with the Company, even with reasonable accommodation that does not impose an undue hardship on the Company, for more than 90 days in any 180-day period, unless a longer period is required by federal or state law, in which case that longer period would apply.

(g)          As used herein, “Involuntary Termination” shall mean a termination of the Executive’s employment by the Company without Cause (and other than due to Executive’s death or in connection with a good faith determination by the Board that the Executive has a Disability).

(h)           As used herein, the term “Person” shall be construed broadly and shall include, without limitation, an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

(i)            As used herein, a “Separation from Service” occurs when the Executive dies, retires, or otherwise has a termination of employment with the Company that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder.

5.6.
Notice of Termination.  Any termination of the Executive’s employment under this Agreement shall be communicated by written notice of termination from the terminating party to the other party.  This notice of termination must be delivered in accordance with Section 18 and must indicate the specific provision(s) of this Agreement relied upon in effecting the termination.

5.7
Limitation on Benefits; Company Clawback Policy.  Notwithstanding anything else in this Agreement to the contrary, benefits and payments under this Section 5 are subject to Section 7 of the Change in Control Agreement. Any Incentive Bonus paid, as well as any other compensation provided, to Executive will be subject, to the extent applicable in accordance with its terms, to the Company’s recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of applicable law.

6.	Protective Covenants. For purposes of clarity, the provisions of this Section 6 are in addition to, not in lieu of, any obligations set forth in the Confidentiality Agreement.

EXHIBIT 10.9

6.1
Cooperation. Following the Executive’s last day of employment by the Company, the Executive shall reasonably cooperate with the Company and its subsidiaries in connection with: (a) any internal or governmental investigation or administrative, regulatory, arbitral or judicial proceeding involving the Company and any subsidiaries with respect to matters relating to the Executive’s employment with or service as a member of the Board or the board of directors of any subsidiary (collectively, “Litigation”); or (b) any audit of the financial statements of the Company or any subsidiary with respect to the period of time when the Executive was employed by the Company or any subsidiary (“Audit”).  The Executive acknowledges that such cooperation may include, but shall not be limited to, the Executive making himself available to the Company or any subsidiary (or their respective attorneys or auditors) upon reasonable notice for: (i) interviews, factual investigations, and providing declarations or affidavits that provide truthful information in connection with any Litigation or Audit; (ii) appearing at the request of the Company or any subsidiary to give testimony without requiring service of a subpoena or other legal process; (iii) volunteering to the Company or any subsidiary pertinent information related to any Litigation or Audit; (iv) providing information and legal representations to the auditors of the Company or any subsidiary, in a form and within a time frame requested by the Board, with respect to the Company’s or any subsidiary’s opening balance sheet valuation of intangibles and financial statements for the period in which the Executive was employed by the Company or any subsidiary; and (v) turning over to the Company or any subsidiary any documents relevant to any Litigation or Audit that are or may come into the Executive’s possession.  The Company shall reimburse the Executive for reasonable travel expenses incurred in connection with providing the services under this Section 6.1, including lodging and meals, upon the Executive’s submission of receipts.

7.
Withholding Taxes.  Notwithstanding anything else herein to the contrary, the Company may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement such federal, state and local income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation.

8.	Successors and Assigns.

(a)           This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b)           This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.  Without limiting the generality of the preceding sentence, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor or assignee, as applicable, which assumes and agrees to perform this Agreement by operation of law or otherwise.

9.
Number and Gender; Examples.  Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders.  Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates.

10.
Section Headings.  The section headings of, and titles of paragraphs and subparagraphs contained in, this Agreement are for the purpose of convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation thereof.

11.
Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the state of California, without giving effect to any choice of law or conflicting provision or rule (whether of the state of California or any other jurisdiction) that would cause the laws of any jurisdiction other than the state of California to be applied.  In furtherance of the foregoing, the internal law of the state of California will control the interpretation and construction of this Agreement, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

EXHIBIT 10.9

12.
Severability.  It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable under any present or future law, and if the rights and obligations of any party under this Agreement will not be materially and adversely affected thereby, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction, and to this end the provisions of this Agreement are declared to be severable; furthermore, in lieu of such invalid or unenforceable provision there will be added automatically as a part of this Agreement, a legal, valid and enforceable provision as similar in terms to such invalid or unenforceable provision as may be possible.  Notwithstanding the foregoing, if such provision could be more narrowly drawn (as to geographic scope, period of duration or otherwise) so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

13.
Entire Agreement.  This Agreement, together with the attached exhibit, the Confidentiality Agreement and the Change in Control Agreement, (together, the “Integrated Document”), embodies the entire agreement of the parties hereto respecting the matters within its scope.  The Integrated Document supersedes all prior and contemporaneous agreements of the parties hereto that directly or indirectly bears upon the subject matter hereof.  Any prior negotiations, correspondence, agreements, proposals or understandings relating to the subject matter hereof shall be deemed to have been merged into the Integrated Document, and to the extent inconsistent with the Integrated Document, such negotiations, correspondence, agreements, proposals, or understandings shall be deemed to be of no force or effect.  There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as expressly set forth in the Integrated Document.

14.
Modifications.  This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto.

15.
Waiver.  Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.  No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

16.
Arbitration.  Except as provided in Section 17, Executive and the Company agree that any controversy arising out of or relating to this Agreement, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, or any other controversy arising out of Executive’s employment, including, but not limited to, any state or federal statutory claims, shall be submitted to arbitration in Orange County, California, before a sole arbitrator (the “Arbitrator”) selected from the American Arbitration Association, as the exclusive forum for the resolution of such dispute; provided, however, that provisional injunctive relief may, but need not, be sought by either party to this Agreement in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the Arbitrator.  Final resolution of any dispute through arbitration may include any remedy or relief which the Arbitrator deems just and equitable, including any and all remedies provided by applicable state or federal statutes.  At the conclusion of the arbitration, the Arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the Arbitrator's award or decision is based.  Any award or relief granted by the Arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction.  The parties acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Agreement or Executive’s employment.

EXHIBIT 10.9

17.
Remedies.  Each of the parties to this Agreement and any such person or entity granted rights hereunder whether or not such person or entity is a signatory hereto shall be entitled to enforce its rights under this Agreement specifically to recover damages and costs for any breach of any provision of this Agreement and to exercise all other rights existing in its favor.  The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that each party may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance, injunctive relief and/or other appropriate equitable relief (without posting any bond or deposit) in order to enforce or prevent any violations of the provisions of this Agreement.  Each party shall be responsible for paying its own attorneys’ fees, costs and other expenses pertaining to any such legal proceeding and enforcement regardless of whether an award or finding or any judgment or verdict thereon is entered against either party.

18.
Notices.  Any notice provided for in this Agreement must be in writing and must be either personally delivered, transmitted via telecopier, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated or at such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.  Notices will be deemed to have been given hereunder and received when delivered personally, when received if transmitted via telecopier, five days after deposit in the U.S. mail and one day after deposit with a reputable overnight courier service.

if to the Company:

CoreLogic, Inc.
40 Pacifica, Suite 900
Irvine, California 92618

Attention:

if to the Executive, to the address most recently on file in the payroll records of the Company.

19.
Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument.  This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.  Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

20.
Legal Counsel; Mutual Drafting.  Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice.  Each party has cooperated in the drafting, negotiation and preparation of this Agreement.  Hence, in any construction to be made of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language.  The Executive agrees and acknowledges that he has read and understands this Agreement, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Agreement and has had ample opportunity to do so.

21.	Section 409A.
(a)           It is intended that any amounts payable under this Agreement shall either be exempt from or comply with Section 409A of the Code (including the Treasury regulations and other published guidance relating thereto) (“Code Section 409A”) so as not to subject the Executive to payment of any additional tax, penalty or interest imposed under Code Section 409A.  The provisions of this Agreement shall be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Code Section 409A yet preserve (to the nearest extent reasonably possible) the intended benefit payable to the Executive.

(b)           If the Executive is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of the Executive’s Separation from Service, the Executive shall not be entitled to any payment or benefit pursuant to Section 5.3(b) or (c) until the earlier of (i) the date which is six (6) months after his or her Separation from Service for any reason other than death, or (ii) the date of the Executive’s death.  The provisions of this Section 21(b) shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Code Section 409A.  Any amounts otherwise payable to the Executive upon or in the six (6) month period following the Executive’s Separation from Service that are not so paid by reason of this Section 21(b) shall be paid (without interest) as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after the Executive’s Separation from Service (or, if earlier, as soon as practicable, and in all events within thirty (30) days,

EXHIBIT 10.9

after the date of the Executive’s death). Any installment payment payable pursuant to this Agreement shall be treated as a separate payment for purposes of Code Section 409A.

(c)           To the extent that any benefits pursuant to Section 5.3(b)(ii) or reimbursements pursuant to Section 4.2 or Section 6.1 are taxable to the Executive, any reimbursement payment due to the Executive pursuant to any such provision shall be paid to the Executive on or before the last day of the Executive’s taxable year following the taxable year in which the related expense was incurred.  The benefits and reimbursements pursuant to such provisions are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that the Executive receives in one taxable year shall not affect the amount of such benefits or reimbursements that the Executive receives in any other taxable year.

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EXHIBIT 10.9

IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the Effective Date.

“COMPANY”

CoreLogic, Inc.,
a Delaware corporation

By: /s/ Frank Martell _______________________________________
Name: Frank Martell
Title: President and Chief Executive Officer

“EXECUTIVE”

By: /s/ Francis Aaron Henry
Francis Aaron Henry

EXHIBIT 10.9

EXHIBIT A

Form of Release

1.             Release by the Executive.  [____________] (the “Executive”), on his own behalf and on behalf of his descendants, dependents, heirs, executors, administrators, assigns and successors, and each of them, hereby acknowledges full and complete satisfaction of and releases and discharges and covenants not to sue CoreLogic, Inc. (the “Company”), its divisions, subsidiaries, parents, or affiliated corporations, past and present, and each of them, as well as its and their assignees, successors, directors, officers, stockholders, partners, representatives, attorneys, agents or employees, past or present, or any of them (individually and collectively, “Releasees”), from and with respect to any and all claims, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected, arising out of or in any way connected with the Executive’s employment or any other relationship with or interest in the Company or the termination thereof, including without limiting the generality of the foregoing, any claim for severance pay, profit sharing, bonus or similar benefit, pension, retirement, life insurance, health or medical insurance or any other fringe benefit, or disability, or any other claims, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected resulting from any act or omission by or on the part of Releasees committed or omitted prior to the date of this General Release Agreement (this “Agreement”) set forth below, including, without limiting the generality of the foregoing, any claim under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act, or any other federal, state or local law, regulation or ordinance (collectively, the “Claims”); provided, however, that the foregoing release does not apply to any obligation of the Company to the Executive pursuant to any of the following: (1) Section 5.3 of the Employment Agreement dated as of [__________, 20__] by and between the Company and the Executive (the “Employment Agreement”); (2) any equity-based awards previously granted by the Company to the Executive, to the extent that such awards continue after the termination of the Executive’s employment with the Company in accordance with the applicable terms of such awards; (3) any right to indemnification that the Executive may have pursuant to the Company’s bylaws, its corporate charter or under any written indemnification agreement with the Company (or any corresponding provision of any subsidiary or affiliate of the Company) with respect to any loss, damages or expenses (including but not limited to attorneys’ fees to the extent otherwise provided) that the Executive may in the future incur with respect to his service as an employee, officer or director of the Company or any of its subsidiaries or affiliates; (4) with respect to any rights that the Executive may have to insurance coverage for such losses, damages or expenses under any Company (or subsidiary or affiliate) directors and officers liability insurance policy; (5) any rights to continued medical and dental coverage that the Executive may have under COBRA; or (6) any rights to payment of benefits that the Executive may have under a retirement plan sponsored or maintained by the Company that is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended.  In addition, this release does not cover any Claim that cannot be so released as a matter of applicable law.  The Executive acknowledges and agrees that he has received any and all leave and other benefits that he has been and is entitled to pursuant to the Family and Medical Leave Act of 1993.

2.             Acknowledgement of Payment of Wages.  Except for accrued vacation (which the parties agree totals approximately ___ days of pay) and salary for the current pay period, the Executive acknowledges that he has received all amounts owed for his regular and usual salary (including, but not limited to, any bonus, severance, or other wages), and usual benefits through the date of this Agreement.

3.             Waiver of Civil Code Section 1542.  This Agreement is intended to be effective as a general release of and bar to each and every Claim hereinabove specified.  Accordingly, the Executive hereby expressly waives any rights and benefits conferred by Section 1542 of the California Civil Code and any similar provision of any other applicable state law as to the Claims.  Section 1542 of the California Civil Code provides:

“A GENERAL RELEASE DOES NOT EXTEND TO A CLAIM WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

The Executive acknowledges that he later may discover claims, demands, causes of action or facts in addition to or different from those which the Executive now knows or believes to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected its

EXHIBIT 10.9

terms.  Nevertheless, the Executive hereby waives, as to the Claims, any claims, demands, and causes of action that might arise as a result of such different or additional claims, demands, causes of action or facts.

4.             ADEA Waiver.  The Executive expressly acknowledges and agrees that by entering into this Agreement, he is waiving any and all rights or claims that he may have arising under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), which have arisen on or before the date of execution of this Agreement.  The Executive further expressly acknowledges and agrees that:

(a)           He is hereby advised in writing by this Agreement to consult with an attorney before signing this Agreement;

(b)           He was given a copy of this Agreement on [____________] and informed that he had twenty-one (21) days within which to consider this Agreement and that if he wished to execute this Agreement prior to expiration of such 21-day period, he should execute the Acknowledgement and Waiver attached hereto as Exhibit A-1;

(c)           Nothing in this Agreement prevents or precludes the Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law; and

(d)           He was informed that he has seven (7) days following the date of execution of this Agreement in which to revoke this Agreement, and this Agreement will become null and void if the Executive elects revocation during that time.  Any revocation must be in writing, addressed to the Company’s Chief Executive Officer and delivered in accordance with the notice provisions of the Employment Agreement, and must be received by the Company during the seven-day revocation period.  In the event that the Executive exercises his right of revocation, neither the Company nor the Executive will have any obligations under this Agreement.

5.             Restricted Stock Unit.  As part of Executive’s employment, Executive was awarded restricted stock units pursuant to the terms of a Restricted Stock Unit Award Agreement and _________________________or the plan in effect from time to time (collectively, the "Plan Documents"), the terms of which are incorporated herein by reference.  This Agreement shall constitute a separation agreement for purposes of determining the Period of Restriction, as defined in the Plan Documents.  If Executive signs and returns this Agreement, the Period of Restriction applicable to Executive’s outstanding, unvested restricted stock units will lapse as provided in, and subject to the provisions of, the Plan Documents.  Executive agrees that Executive will not engage in Detrimental Activity, as defined in the Restricted Stock Unit Award Agreement.

6.             No Transferred Claims.  The Executive represents and warrants to the Company that he has not heretofore assigned or transferred to any person not a party to this Agreement any released matter or any part or portion thereof.

7.             Miscellaneous.  The following provisions shall apply for purposes of this Agreement:

(a)           Number and Gender. Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders.

(b)           Section Headings. The section headings of, and titles of paragraphs and subparagraphs contained in, this Agreement are for the purpose of convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation thereof.

(c)           Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of _______, without giving effect to any choice of law or conflicting provision or rule (whether of the State of ________ or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of ______ to be applied.  In furtherance of the foregoing, the internal law of the State of _______ will control the interpretation and construction of this agreement, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

(d)           Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable under any present or future law, and if the rights and

EXHIBIT 10.9

obligations of any party under this Agreement will not be materially and adversely affected thereby, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction, and to this end the provisions of this Agreement are declared to be severable; furthermore, in lieu of such invalid or unenforceable provision there will be added automatically as a part of this Agreement, a legal, valid and enforceable provision as similar in terms to such invalid or unenforceable provision as may be possible.  Notwithstanding the foregoing, if such provision could be more narrowly drawn (as to geographic scope, period of duration or otherwise) so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

(e)           Modifications. This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto.

(f)           Waiver.  Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.  No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

(g)           Arbitration. The Executive and the Company agree that any controversy or claim arising out of or relating to this Agreement, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, or any other controversy or claim arising out of Executive’s employment, including, but not limited to, any state or federal statutory claims, shall be submitted to arbitration in accordance with the arbitration and dispute resolution provisions set forth in the Employment Agreement.

(h)           Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument.  This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.  Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

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EXHIBIT 10.9

The undersigned have read and understand the consequences of this Agreement and voluntarily sign it.  The undersigned declare under penalty of perjury under the laws of the State of California that the foregoing is true and correct.

EXECUTED this ________ day of ________ 20___, at ______________________ County, __________.

“EXECUTIVE”

[___________]

EXECUTED this ________ day of ________ 20___, at ______________________ County, __________.

“COMPANY”

CORELOGIC, INC.

By:
[Name]
[Title]

EXHIBIT 10.9

EXHIBIT A-1

ACKNOWLEDGMENT AND WAIVER

I, _______________, hereby acknowledge that I was given 21 days to consider the foregoing General Release Agreement and voluntarily chose to sign the General Release Agreement prior to the expiration of the 21-day period.

I declare under penalty of perjury under the laws of the State of California that the foregoing is true and correct.

EXECUTED this ___ day of ____________ 20___, at ___________ County, _________.

[_____________]